[Taubman Logo]                                        Taubman Centers, Inc.
                                                      200 East Long Lake Road
                                                      Bloomfield Hills, MI 48304
                                                      (248) 258-6800



CONTACT:

Barbara Baker                             Joele Frank/Matthew Sherman
Taubman Centers, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367                            (212) 355-4449
www.taubman.com



COURT GRANTS TAUBMAN CENTERS MOTION TO DISMISS SIMON PROPERTY GROUP'S CENTRAL CLAIM IN LITIGATION



         Bloomfield Hills, Mich., Jan. 22, 2003 - Taubman Centers, Inc. (NYSE:TCO) today announced that the U.S. District Court for the Eastern District of Michigan has granted Taubman Centers' motion to dismiss the central claim of Simon Property Group's (NYSE:SPG) lawsuit, concluding that "the Michigan Control Share Acquisition Act does not pertain to a direct issue from the corporation of its own shares," and that the "issuance of Series B stock to [the Taubman family] in 1998 was not a `control share acquisition' within the meaning of the [Act]." Consequently, the issuance of the Series B shares did not require a shareholder vote.

         Robert S. Taubman, Chairman, President and CEO of Taubman Centers said, "We are pleased that the Court confirmed that the issuance of the Series B stock in 1998 did not violate the Control Share Act, which was designed to discourage opportunistic raiders like Simon, not to facilitate hostile bids."

         The Company indicated that it will continue to contest the rest of Simon's claims, which it also considers to be without merit.

         The law firms of Wachtell, Lipton, Rosen & Katz; Miro, Weiner & Kramer, PC; and Honigman Miller Schwartz and Cohn, LLP are acting as legal advisors to Taubman Centers.

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         Taubman Centers, a real estate investment trust, owns, develops, acquires and operates regional shopping centers nationally. Taubman Centers currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. The company is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions including deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K. Notwithstanding any statement in this press release, Taubman Centers acknowledges that the safe harbor for forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.

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